Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

Pursuant to Sections 242 and 245
of the Delaware General Corporation Law

Global Defense & National Security Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Global Defense & National Security Systems, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 3, 2013 (the “Original Certificate of Incorporation”) and subsequently amended on October 18, 2013 and October 23, 2013 and corrected on April 3, 2014, and further amended on July 21, 2015 and October 23, 2015 (the “Prior Certificate of Incorporation”).

(2) This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Prior Certificate of Incorporation as heretofore amended or supplemented.

(4) The text of the Prior Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Global Defense & National Security Systems, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Subject to Article SIXTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the Delaware Code; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board of Directors (as defined below) or the stockholders of the Corporation, be limited to (i) effecting and implementing the dissolution and liquidation of the Corporation, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeeming 100% of the outstanding IPO Shares (as defined herein), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined herein), less franchise and income taxes payable with respect to interest earned on the Trust Account, divided by the number of then outstanding IPO Shares, which redemption will completely extinguish holders of IPO Shares’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article THIRD may not be amended without the affirmative vote of 65% of the outstanding shares of Common Stock cast at a meeting of stockholders of the Corporation.

FOURTH:

(A) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(B) Preferred Stock.

(i) The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(ii) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate, including any certificate of designation for any series of Preferred Stock.

(C) Common Stock. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

FIFTH: The Corporation’s existence shall terminate on the date that is 25 months from the date of the final prospectus filed in connection with the Corporation’s IPO (as defined below) (the “Termination Date”), unless a Business Combination is consummated prior to the Termination Date pursuant to Article SIXTH (B)(y) below, in which case, the term of existence for the Corporation shall be perpetual. This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination pursuant to Article SIXTH (B) below.

SIXTH: The following provisions (A) through (H) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination. The provisions of this Article SIXTH may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of 65% of the outstanding shares of Common Stock cast at a meeting of stockholders of the Corporation. A “Business Combination” shall mean the acquisition by the Corporation of one or more operating businesses or assets (“Target Business”) through a merger, capital stock exchange, asset or stock acquisition, or other similar business combination having collectively a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions) at the time of the agreement to enter into such acquisition. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering of securities (the “IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date. Prior to the Business Combination, the Corporation may not issue (1) any shares of Common Stock or any securities convertible into Common Stock (other than working capital loans which are not convertible until after our initial business combination or Common Stock (or securities convertible into Common Stock) issued immediately prior to the consummation of a Business Combination that does not (i) participate in any manner in the proceeds of the Trust Account or (ii) vote on the Business Combination), or (2) any securities that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the Common Stock sold in the IPO on the Business Combination. For purposes of this Article SIXTH, fair market value shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value.

(A) Immediately after the IPO, the amount specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) or except as described in Paragraph (D) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw such amounts from the interest earned on the Trust Account as would be required to pay franchise and income taxes.

(B) Prior to the consummation of any Business Combination, the Corporation shall (x) submit such Business Combination to its stockholders for approval at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination, or (y) provide stockholders with the opportunity to sell their shares to the Corporation by means of a tender offer. A Business Combination shall not be consummated if (i) the conversion or repurchase of shares by the Corporation pursuant to the preceding sentence would cause the net tangible assets of the Corporation to be less than $5,000,001 or (ii) enough stockholders tender or convert their shares so that the Corporation is unable to satisfy any applicable closing condition set forth in the definitive agreement related to the Business Combination. In addition, if the Corporation submits such Business Combination to its stockholders for approval, in the event that a majority of the outstanding shares of Common Stock cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if an amendment to this Amended and Restated Certificate of Incorporation providing for perpetual existence of the Corporation has not been approved by a majority of the outstanding shares of Common Stock cast at the meeting to approve the Business Combination.

(ii) In the event that a Business Combination is approved by stockholders at a meeting called for such purpose in accordance with the above Paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the “IPO Shares”) may, contemporaneous with such vote, demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to (i) the amount held in the Trust Account less franchise and income taxes payable (each calculated as of two business days prior to the consummation of the Business Combination), divided by the total number of IPO Shares. In the event that the Corporation provides stockholders with the opportunity to sell their shares to the Corporation by means of a tender offer in connection with the consummation of a Business Combination, any holder of IPO Shares (each a “Public Stockholder”) may tender such IPO Shares to the Corporation for an amount equal to his, her or its pro rata share of the aggregate amount then on deposit in the Trust Account, net of franchise and income taxes payable (each calculated as of two business days prior to the consummation of the Business Combination).

(C) Only IPO Shares shall be entitled to receive funds from the Trust Account and only (i) in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with (a) the dissolution of the Corporation, (b) the Corporation’s redemption of 100% of the outstanding IPO Shares if it has not completed a Business Combination in the Target Business Acquisition Period, or (c) the termination of the Corporation’s existence on the Termination Date, pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) in the event a holder of IPO Shares demands conversion of or tenders such IPO Shares in accordance with Paragraphs (C) above or (H) below. In no other circumstances shall IPO Shares have any right or interest of any kind in or to the Trust Account. Common Stock issued prior to or simultaneously with the IPO in a private placement shall not have any right or interest of any kind in or to the Trust Account or to the proceeds of a liquidation or dissolution undertaken in the event that the Corporation fails to consummate a Business Combination.

(D) Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset or stock acquisition, or otherwise.

(E) If the Corporation permits its stockholders to convert their IPO Shares in conjunction with a stockholder vote on an initial Business Combination or provides stockholders with the opportunity to sell their shares to the Corporation by means of a tender offer, a holder of IPO Shares, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall be restricted from seeking conversion rights pursuant to Article SIXTH (C) with respect to more than an aggregate of 20% of the IPO Shares.

(F) In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Global Defense & National Security Holdings LLC (the “Sponsor”), or any of the directors or officers of the Corporation, including (i) an entity that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iii) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them (except an entity in which any of the foregoing or their affiliates are currently passive investors and hold in the aggregate 1% or less of the outstanding stock), the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view and is approved by the majority of independent directors of the Corporation (if any exist at that time). The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

(G) If any amendment is made to this Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Corporation’s obligation to redeem, convert or tender 100% of the IPO Shares if the Corporation has not consummated a Business Combination within 25 months from the date of the Closing, the Public Stockholders shall be provided with the opportunity to redeem, convert or tender their IPO Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, less franchise and income taxes payable, divided by the number of then outstanding IPO Shares.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall consist of not less than one or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(3) Directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders and shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, until such time as the Sponsor and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) no longer beneficially own at least 15% of the total number of shares of Common Stock outstanding and except as otherwise required by applicable law (including as set forth in Article TWELFTH) or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, the Sponsor shall have the right to designate a number of director nominees to the Board of Directors (each, a “Sponsor Representative”) equal to the percentage of the Corporation’s outstanding common stock beneficially owned by the Sponsor and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act), where such number of Sponsor Representatives shall be rounded up to the nearest whole number for any fraction that may result. Each Sponsor Representative serving on the Board of Directors may sit on any committee(s) of the Board of Directors of his or her choice, provided that he or she meets the membership requirements specified by the Securities and Exchange Commission and the securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading.

(4) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

(5) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors shall be filled by an affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, vacancies on the Board of Directors or any committee thereof held by Sponsor Representatives may only be filled by Sponsor Representatives nominated by the Sponsor pursuant to Article SEVENTH (3). Any director elected to fill a vacancy shall hold office and shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation applicable thereto.

(6) After the closing of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Notwithstanding the foregoing, until such time as the Sponsor and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) no longer beneficially own at least 15% of the total number of shares of Common Stock outstanding, any action required or permitted to be taken at any special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by or on behalf of the holders of the outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a special meeting of stockholders at which all shares of Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(7) Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by at least two-thirds of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Notwithstanding the foregoing, until such time as the Sponsor and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) no longer beneficially own at least 20% of the total number of shares of Common Stock outstanding, any special meeting of stockholders may be called by a stockholder or stockholders of the Corporation beneficially owning, in the aggregate, 20% or more of the total number of shares of Common Stock outstanding. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

(8) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

EIGHTH: No director shall be personally liable to the Corporation or any of its stockholders for a breach of fiduciary duty as a director if such director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and had no reasonable cause to believe that his or her conduct was unlawful unless he or she authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from his or her actions as a director. In the case of proceedings by or in the right of the Corporation, no director shall be personally liable until he or she shall have been finally adjudged by a court to be liable to the Corporation, unless and only to the extent that any court in which the proceeding was brought or the Court of Chancery of the State of Delaware shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration. Notwithstanding the foregoing, no director shall be entitled to indemnification to the extent that he or she is finally adjudged by a court of competent jurisdiction that such director breached his or her duty of loyalty or engaged in any intentional misconduct. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH: The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided that, the Corporation shall not be obligated to indemnify any director, officer, employee or agent (or his or her heirs, executors or personal or legal representatives) in connection with any claim made against such director or officer: (a) for which payment has actually been received by or on behalf of such director or officer under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity provision or otherwise; (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such director or officer of our securities within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; (c) prior to a change in control, in connection with any proceeding (or any part of any proceeding) initiated by such director or officer, including any proceeding (or any part of any proceeding) initiated by such director or officer against us or our directors, officers, employees or agents, unless (i) our board of directors authorized the proceeding (or any part of any proceeding) prior to its initiation or (ii) we provide the indemnification payment, in our sole discretion, pursuant to the powers vested in us under applicable law; or (d) for payments in fulfillment of the obligations of such director or officer pursuant to such director’s or officer’s letter agreement with us, substantially in the form listed as Exhibit 10.1 to the registration statement of the Corporation on Form S-1, as amended (File No. 333-191195). Notwithstanding the foregoing, no director, officer, employee or agent shall be entitled to indemnification to the extent that such person is finally adjudged by a court of competent jurisdiction that such person breached his or her duty of loyalty or engaged in any intentional misconduct or a knowing violation of law. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TWELFTH: Nothing in this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws shall be deemed to limit or restrict any director or officer of the Corporation from acting in his capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities in accordance with applicable law. This Article TWELFTH shall be applicable to the other provisions in this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws, irrespective of whether Article TWELFTH is specifically referenced in any other Article of this Amended and Restated Certificate of Incorporation or any other Section of the Corporation’s By-Laws.

THIRTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws in any manner not inconsistent with the laws of the State of Delaware, Section 9.1 of the Corporation’s By-Laws or this Amended and Restated Certificate of Incorporation (including Article SEVENTH, which may not be amended without the approval of the Chairman of the Board of Directors for so long as he or she is a Sponsor Representative, otherwise at least one (1) Sponsor Representative for so long as at least one (1) Sponsor Representative serves on the Board of Directors). The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the GCL or this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article FOURTEENTH.

FIFTEENTH: The Corporation elects to not be governed by Section 203 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 13th day of November, 2015.

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

By:	/s/ Dale R. Davis
Name:	Dale R. Davis
Title:	Chief Executive Officer

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